Exhibit 99.1

Gaming and Leisure Properties, Inc. and Pinnacle Entertainment, Inc. Announce March 15th, 2016 as Date for Special Meetings
WYOMISSING, PENNSYLVANIA AND LAS VEGAS, NEVADA - February 16, 2016 - Gaming and Leisure Properties, Inc. (NASDAQ: GLPI) (“GLPI”) and Pinnacle Entertainment, Inc. (NASDAQ: PNK) (“Pinnacle”) today announced that GLPI will hold a special meeting of shareholders and Pinnacle will hold a special meeting of stockholders on March 15, 2016, in connection with GLPI’s pending acquisition of substantially all of Pinnacle’s real estate assets following the spin-off of Pinnacle’s operations (and certain real estate assets) into a separate public company. The GLPI meeting will take place at 10:00 AM Eastern Time and the Pinnacle meeting will take place at 10:00 AM Central Time.
GLPI’s special meeting will be held at the offices of Kozloff Stoudt, 2640 Westview Drive, Wyomissing, Pennsylvania 19610, and Pinnacle’s special meeting will be held at L’Auberge Casino & Hotel Baton Rouge, 777 L’Auberge Avenue, Baton Rouge, Louisiana 70820. GLPI shareholders will vote on whether to approve the issuance of shares of GLPI common stock in connection with the transaction, and Pinnacle stockholders will vote on whether to adopt the Agreement and Plan of Merger, dated as of July 20, 2015, among GLPI, a wholly owned subsidiary of GLPI and Pinnacle, and approve, on a non-binding, advisory basis, the compensation payable to Pinnacle’s named executive officers in connection with the merger. Shareholders of GLPI and stockholders of Pinnacle as of February 8, 2016, the record date of each meeting, will receive the joint proxy statement/prospectus regarding the merger and be entitled to vote at the respective meeting.
Forward-Looking Statements
Forward-looking statements in this press release are subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of Gaming and Leisure Properties, Inc. (NASDAQ: GLPI) and its subsidiaries (“GLPI”) and Pinnacle Entertainment, Inc. (NASDAQ: PNK) and its subsidiaries (“Pinnacle”) to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements include information concerning GLPI’s and Pinnacle’s business strategy, plans, and goals and objectives. Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans,” “may increase,” “may fluctuate,” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could’ are generally forward-looking in nature and not historical facts. You should understand that the following important factors could affect future results and could cause actual results to differ materially from those expressed in such forward-looking statements: the ultimate outcome and results of integrating the assets to be acquired by GLPI in the proposed transaction with Pinnacle; the effects of a transaction between GLPI and Pinnacle on each party, including the post-transaction GLPI’s and Pinnacle’s financial condition, operating results, strategy and plans; GLPI’s and Pinnacle’s ability to obtain the shareholder and third party approvals necessary to complete the transaction; and additional factors discussed in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in GLPI’s and Pinnacle’s respective most recent Annual Reports on Form 10-K/10-K/A, Quarterly Reports on Form 10-Q /10-Q/A and Current Reports on Form 8-K as filed with the Securities and Exchange Commission. Other unknown or unpredictable factors may also cause actual results to differ materially from those projected by the forward-looking statements. Most of these factors are difficult to anticipate and are generally beyond the control of GLPI and Pinnacle. Neither GLPI nor Pinnacle undertakes any obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless required to do so by law.
Additional Information
This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended. In connection with the proposed transaction between GLPI and Pinnacle, GLPI has filed with the SEC a registration statement on Form S-4/A (File No. 333-206649) that includes a definitive joint proxy statement of GLPI and Pinnacle that also constitutes a prospectus of GLPI. This communication is not a substitute for the joint proxy statement/prospectus or any other document that GLPI or Pinnacle may file with the SEC or send to their shareholders in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE FORM S-4/A, INCLUDING THE DEFINITIVE JOINT PROXY STATEMENT/PROSPECTUS FILED AND OTHER RELEVANT DOCUMENTS THAT WILL BE FILED WITH THE SEC IF AND WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. You may obtain free copies of the definitive joint proxy statement/prospectus and other relevant documents filed by GLPI and Pinnacle with the SEC at the SEC’s website at www.sec.gov. Copies of the documents filed with the SEC by GLPI are available free of charge on GLPI’s investor relations website at investors.glpropinc.com or by contacting GLPI’s investor relations representative at (203) 682-8211. Copies of the documents filed with the SEC by Pinnacle are available free of charge on Pinnacle’s investor relations website at investors.pnkinc.com or by contacting Pinnacle’s investor relations department at (702) 541-7777.
Certain Information Regarding Participants
GLPI and Pinnacle and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction under the rules of the SEC. Investors may obtain information regarding the names, affiliations and interests of the GLPI’s directors and executive officers in GLPI’s Annual Report on Form 10-K/A for the year ended December 31, 2014, which was filed with the SEC on November 9, 2015, and its proxy statement for its 2015 Annual Meeting of Shareholders, which was filed with the SEC on April 30, 2015. Investors may obtain information regarding the names, affiliations and interests of Pinnacle’s directors and executive officers in Pinnacle’s Annual Report on Form 10-K for the year ended December 31, 2014, which was filed with the SEC on March 2, 2015, its proxy statement for its 2015 Annual Meeting of Stockholders, which was filed with the SEC on April 10, 2015, and the Registration Statement on Form 10 filed by PNK Entertainment, Inc. (File No. 001-37666). Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the definitive joint proxy statement/prospectus and other relevant materials to be filed with the SEC regarding the proposed transaction. Investors should read the definitive joint proxy statement/prospectus carefully and in its entirety before making any voting or investment decisions. You may obtain free copies of these documents at the SEC’s website at www.sec.gov.
Contacts

For GLPI:	For Pinnacle Entertainment:

Investors	Investors
Dan Burch / Laurie Connell / Jeanne Carr	Vincent J. Zahn, CFA
MacKenzie Partners, Inc.	Vice President and Treasurer
212-929-5500	702-541-7777 / investors@pnkmail.com

Bill Clifford
Gaming and Leisure Properties, Inc.
610-401-2900

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